Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of First Financial Bancorp. of our report dated February 20, 2025, relating to the consolidated financial statements and effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of First Financial Bancorp. for the year ended December 31, 2024 and to the reference to us under the heading of “Experts” in the prospectus supplement.

/s/ Crowe LLP
Crowe LLP

Louisville, Kentucky

January 30, 2026